Exhibit 4.28

SHARE PURCHASE AGREEMENT

BY AND AMONG

XPENG INC.

VOLKSWAGEN (CHINA) INVESTMENT CO., LTD.

(大众汽车（中国）投资有限公司 )

AND

VOLKSWAGEN FINANCE LUXEMBURG S.A.

Dated as of July 26, 2023

This SHARE PURCHASE AGREEMENT dated as of July 26, 2023 (as may be amended, supplemented, modified or varied from time to time in accordance with the terms herein, this “Agreement”) is entered into by and among XPENG INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), VOLKSWAGEN (CHINA) INVESTMENT CO., LTD. (大众汽车（中国）投资有限公司), a company established with limited liability under the laws of the PRC (the “Investor”), and VOLKSWAGEN FINANCE LUXEMBURG S.A., a company incorporated under the laws of Luxembourg (the “Investor Nominee”, and together with the Company and the Investor, each a “Party” and collectively, the “Parties”). Capitalized terms used but not defined herein have the meanings assigned to them in Schedule 1 hereto.

RECITALS

WHEREAS, the Group and Investor Group (as defined below) wish to engage in certain collaboration with respect to the development of certain automobile platform and software (the “Platform and Software Collaboration”);

WHEREAS, on or about the date hereof and concurrently with the execution and delivery of this Agreement, a certain Group Company and the Investor have entered into a Framework Agreement on Technical Collaboration in respect of the Platform and Software Collaboration (the “Technical Framework Agreement”);

WHEREAS, on or about the date hereof and concurrently with the execution and delivery of this Agreement, (i) the Company, the Investor and the Investor Nominee are entering into an investor rights agreement (the “Investor Rights Agreement”), (ii) Mr. Xiaopeng He (the “Founder”) and the Company are entering into an undertaking agreement (the “Founder-Company Undertaking Agreement”), and (iii) the Founder, the Investor and the Investor Nominee are entering into an undertaking agreement (the “Founder-Investor Undertaking Agreement”); and

WHEREAS, in addition to the Platform and Software Collaboration, the Investor desires to subscribe for and purchase from the Company, and the Company desires to issue and allot to the Investor, certain Purchased Shares (as defined below), on the terms and subject to the conditions set forth herein.

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing: the Investor shall subscribe for and purchase from the Company, and the Company shall issue and allot to the Investor, the Purchased Shares for an aggregate purchase price equal to the Purchase Price, free and clear of all Encumbrances (other than (A) Encumbrances pursuant to the Transaction Documents or applicable securities Laws and (B) Encumbrances created by the Investor or its Affiliates) and reflecting a per share purchase price of US$7.5 (the “Per Share Purchase Price”, and the transactions described in this Section 1.1, the “Share Issuance”).

Section 1.2 Determination of Purchased Shares and Purchase Price.

(a) Certain Defined Terms. For purposes of this Agreement:

(i) “Company Total Share Number” as of a given time means the sum of the aggregate number of issued and outstanding shares in the capital of the Company as of such time, including (x) the issued and outstanding Class A Ordinary Shares (for purposes of such calculation, including the Class A Ordinary Shares represented by ADSs and excluding Class A Ordinary Shares issued to the Company’s depositary bank for bulk issuance of ADSs and reserved for future issuances upon the exercise or vesting of awards granted under the applicable Incentive Plan), and (y) the issued and outstanding Class B Ordinary Shares.

(ii) “Determination Date” means the date falling five (5) Business Days prior to the Closing Date or such other date mutually agreed between the Parties in writing.

(iii) “Purchase Price” means the number of Purchased Shares multiplied by the Per Share Purchase Price.

(iv) “Purchased Shares” means a number of Class A Ordinary Shares equal to the lower of (x) the Company Total Share Number as notified by the Company in accordance with Section 1.2(b), multiplied by a fraction, the numerator of which is 4.99% and the denominator of which is 95.01%, then rounded down to the nearest whole number, and (y) 94,666,666.

(b) Promptly after the close of business in Hong Kong and by no later than 9:00 p.m. (Hong Kong time) on the Determination Date, the Company shall notify the Investor in writing of (i) the Company Total Share Number as of the close of business of the Determination Date and (ii) the number of Purchased Shares and the amount of the Purchase Price, calculated as per Section 1.2(a).

Section 1.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the issuance and purchase of the Purchased Shares (the “Closing”) shall take place via the remote exchange of electronic documents and signature pages on the fifth (5th) Business Day after the Conditions Satisfaction Date. For purposes hereof, “Conditions Satisfaction Date” means the date on which each of the conditions set forth in Section 5.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) has been satisfied or waived. The date on which the Closing occurs shall be referred to as the “Closing Date”.

Section 1.4 Closing Deliverables. At the Closing:

(a) The Investor shall:

(i) pay or cause to be paid the Purchase Price to the Company by wire transfer of immediately available funds in USD to the Company Bank Account;

(ii) deliver or cause to be delivered to the Company the Observer Appointment Letter, duly executed by the individual designated by the Investor to be appointed as the Investor Observer in accordance with the Investor Rights Agreement and the Founder-Investor Undertaking; and

(iii) deliver or cause to be delivered to the Company a true and complete copy of the T&T AT Approval, if the T&T AT Approval is confirmed by the T&T AT Authority as required under the Antitrust Laws of Trinidad and Tobago pursuant to the consultation contemplated by Section 4.5(b)(i).

(b) The Company shall:

(i) deliver or cause to be delivered to the Investor:

(1) a certified true copy of the Board resolutions or minutes approving (A) the execution and performance of the Transaction Documents to which the Company is a party and the allotment and issue of the Purchased Shares to the Investor; and (B) the appointment of the observer candidate nominated by the Investor as an observer of the Board;

(2) a certified true copy of an extract of the updated register of members of the Company, dated as of the Closing Date and evidencing that the Purchased Shares of the Investor have been issued and registered under the name of the Investor;

(3) a copy of the written approval granted by the Listing Committee of the HKEX regarding the listing or, and the permission to deal with, the Purchased Shares;

(4) a copy of the written authorization given by the NYSE in respect of the supplemental listing application for the issuance of the Purchased Shares;

(5) a copy of the Taobao Waiver;

(6) the Observer Appointment Letter, duly executed by the Company; and

(ii) allot the Purchased Shares to the Investor and issue and deliver to the Investor, definitive share certificates in respect of the Purchased Shares in the name of the Investor.

(c) The issuance and purchase of all the Purchased Shares shall be completed simultaneously at the Closing. The Company shall not be obliged to complete the Share Issuance unless the Investor has complied with its obligations under Section 1.4(a). The Investor shall not be obliged to complete the Share Issuance unless the Company has complied with all of its obligations under Section 1.4(b).

(d) Solely for purposes of determining whether the Closing has taken place, the performance by the Investor of its payment obligation set forth under Section 1.4(a)(i) may be evidenced by an MT-103 message generated by the remitting bank of the Investor showing that the correct amount in immediately available USD has been remitted to the Company Bank Account, it being agreed that in the event of a lost, delayed or returned bank wire, the Company and the Investor will cooperate with each other to trace such wire and take all necessary actions to ensure that the Company will receive the full amount of the amount of such wire as soon as practicable.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor Warrantors (as defined in Article III below) that, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), the statements set out in this Article II are true and accurate as such statements are qualified by facts, matters and circumstances (i) Fairly Disclosed in the Company Public Filings (excluding the Financial Statements and any financial statements, financial reports and financial results announcements issued by the Company after the date hereof and any disclosures contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof, any other forward-looking statements or any other disclosures of risks or uncertainties that are non-specific, of general application, predictive, cautionary or forward-looking in nature set forth therein, in each case, other than any specific factual information contained therein); (ii) disclosed in the Financial Statements; and (iii) disclosed in the disclosure letter delivered to the Investor Warrantors by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any information in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Article II to the extent the relevance of such information to such other section of this Article II is reasonably apparent on the face of such disclosure. Notwithstanding the above, disclosures in the Company Public Filings shall not qualify any Company Fundamental Warranties.

Section 2.1 Organization and Power; Subsidiaries.

(a) The Company is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. Each Subsidiary has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization, and has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. All outstanding shares or other ownership interests of each Subsidiary are duly authorized, validly issued, fully paid (other than for Xpeng European Holding B.V.) and non-assessable and all such shares or other ownership interests in any Subsidiary are owned, directly or indirectly, by the Company free and clear of any Encumbrance (other than Permitted Encumbrances).

(b) Section 2.1(b) of the Company Disclosure Letter contains a true, correct, complete and up-to-date structure chart of the Group as of the date hereof and, except as is not a Material Adverse Effect, as of the Closing Date. Except as set forth in Section 2.1(b) of the Company Disclosure Letter, as of the date hereof and, except as is not a Material Adverse Effect, as of the Closing Date, neither the Company nor any Group Company directly or indirectly own any other equity interest, ownership interest or securities (whether equity or debt) in any Person that is not a Subsidiary of the Company.

(c) The Company Controls (i) Guangzhou Zhipeng IoV Technology Co., Ltd., (ii) Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd., (iii) Guangzhou Xintu Technology Co., Ltd., and (iv) Guangdong Intelligent Insurance Agency Co., Ltd. (together, the “VIEs”), through a series of contractual arrangements (the “Control Contracts”). All of the Control Contracts are in full force and effect and do not violate the applicable Law. The Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the VIEs, through its wholly owned Subsidiaries being authorized to exercise the voting rights in the VIEs by the respective shareholders of the VIEs. None of the parties to the Control Contract is in breach or default in the performance of any of the terms of the Control Contract. None of the parties to any of the Control Contracts has sent or received any communication regarding termination of or intention not to renew, any of the Control Contracts, and no such termination or non-renewal has been threatened by any of the parties thereto. There have been no legal, arbitration, government or other legal proceedings challenging the legality or validity of the corporate structure of the Company pending before or, to the Company’s knowledge, threatened by, any Governmental Authority or any other Person.

Section 2.2 Authorization; No Conflicts.

(a) The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of the Transaction Documents and the Collaboration Documents to which it is a party and the consummation by the Company of the transactions contemplated thereby. This Agreement has been, and each other Transaction Document and Collaboration Documents to which the Company is a party will be, duly executed and delivered by the Company and, assuming due execution and delivery thereof by the Investor and other parties thereto, this Agreement is, and each other Transaction Document and Collaboration Documents to which the Company is a party will be, when executed and delivered by the Company, a valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Without limiting the generality of the foregoing, as of the Closing Date, no approval by the shareholders of the Company is required for the transactions contemplated under this Agreement and any other Transaction Documents and the Collaboration Documents, the performance by the Company of its obligations and the consummation by the Company of the transactions contemplated under the Transaction Documents and the Collaboration Documents. As of the Closing Date, the Taobao Waiver has been obtained in respect of the registration rights to be granted to the Investor.

(b) Assuming that each of the consents, approvals, authorizations and filings contemplated by Section 2.3 have been obtained or made, as applicable, the authorization, execution, delivery and performance by the Company of the Transaction Documents and the Collaboration Documents and the consummation by the Company of the transactions contemplated thereby will not (i) violate or result in the breach of any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) in any material respect, violate any provision of, constitute a breach of, or default under, result in the acceleration of or creation of any Encumbrances (other than Permitted Encumbrances) under, adversely affect any right under, or create in any party the right to accelerate, terminate, modify, or cancel, any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries, or any mortgage, loan or credit agreement, indenture, bond, note, deed of trust, lease, sublease, license (including relating to Intellectual Property), contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or (iii) in any material respect, violate any provision of, constitute a breach of, or default under, any Laws applicable to the Company or any of its Subsidiaries.

Section 2.3 Government Approvals. No consent, approval or authorization of, or filing with, any Governmental Authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of the Transaction Documents and the Collaboration Documents to which it is a party, other than (i) SEC filings required under applicable U.S. federal and state securities Laws regarding the issuance of the Purchased Shares, (ii) NYSE’s authorization of a supplemental listing application for the issuance of the Purchased Shares, (iii) the application for, and the granting of, the listing of and permission to deal in the Purchased Shares by HKEX, and (iv) post-Closing filings with the CSRC required under applicable Laws (the “CSRC Filing”).

Section 2.4 Capitalization.

(a) As of the date hereof, the authorized share capital of the Company is US$100,000 consisting of 10,000,000,000 shares and comprising of 9,250,000,000 Class A Ordinary Shares and 750,000,000 Class B Ordinary Shares.

(b) As of the close of business on July 25, 2023, there were (i) 1,382,801,563 Class A Ordinary Shares issued and outstanding and (ii) 348,708,257 Class B Ordinary Shares issued and outstanding. Except as disclosed in the Company Public Filings and other than securities issued pursuant to the Incentive Plan from time to time, there are no securities convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company, in each case, that are issued by the Company and remain outstanding. All issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all applicable securities Laws, and none of such outstanding Ordinary Shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. The ADSs have been duly listed and admitted and authorized for trading on NYSE, and the Class A Ordinary Shares have been duly listed and admitted and authorized for trading on HKEX.

(c) As of the Closing Date, the Purchased Shares (prior to any rounding in accordance with the definition of such term, and assuming that the number of Purchased Shares is calculated pursuant to Section 1.2(a)(iv)(x) and not Section 1.2(a)(iv)(y)) will represent no less than 4.99%, and less than 5%, of the Company Total Share Number as of immediately after the Closing and giving effect to the Share Issuance.

(d) (i) The Company has sufficient authorized but unissued share capital to allot and issue the Purchased Shares, (ii) all the Purchased Shares will be allotted and issued pursuant to the authorization granted under the 2023 General Mandate, and (iii) the allotment and issue of the full amount of the Purchased Shares will not exceed any limit to which the 2023 General Mandate is subject.

Section 2.5 Valid Issuance. The Purchased Shares have been duly authorized for issuance and, when issued and delivered by the Company to the Investor in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than (a) Encumbrances pursuant to the Transaction Documents or applicable securities Laws and (b) Encumbrances created by the Investor or its Affiliates) and shall rank pari passu in all respects with the Class A Ordinary Shares in issue at the date of allotment.

Section 2.6 Exempt Offering. Assuming the accuracy of the representations and warranties of the Investor Warrantors set forth in Section 3.4, no registration under the Securities Act is required for the offer and sale of the Purchased Shares to the Investor in accordance with the terms hereof. None of the Company, its Affiliates (for purposes of this paragraph as defined in Regulation 501 under the Securities Act) and, to the knowledge of the Company, any other Person authorized by the Company to act on its behalf has engaged in any “directed selling efforts” within the meaning of Rule 902 of Regulation S under the Securities Act with respect to the Purchased Shares. The Company, its Affiliates, and any Person acting on the Company’s or its Affiliates’ behalf, have complied with the offering restrictions requirement of Regulation S under the Securities Act in connection with the offer and sale of the Purchased Shares; and the Company is a “foreign issuer” (as defined in Regulation S).

Section 2.7 Public Filings. The Company has filed or furnished, as applicable, on a timely basis, all of the Company Public Filings. As of their respective effective dates (in the case of the Company Public Filings that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company Public Filings), or in each case, if amended, as of the date of the last such amendment: (a) each of the Company Public Filings complied in all material respects with the requirements under applicable securities Laws, and any rules and regulations promulgated thereunder applicable to the Company Public Filings, and (b) none of the Company Public Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.8 Inside Information. The Company is not in possession of any material non-public information relating to the Group which is required to be but has not been disclosed by the Company under Laws and the rules and regulations that are applicable to a company whose securities are listed on the NYSE or HKEX.

Section 2.9 Financial Statements. The Financial Statements (a) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except in the case of unaudited financial statements, to the extent they may exclude footnotes or may be condensed to summary statements); and (c) (in respect of audited financial statements) give a true and fair view of, or (in respect of unaudited financial statements) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are currently expected to (i) be consistent in extent with those for the previous financial year year-end audits and (ii) not exceed the materiality threshold adopted for the Financial Statements for the year ended 31 December 2023, and the absence of notes), in each case except as disclosed therein and as permitted under the Exchange Act.

Section 2.10 Internal Control. The Company has established and maintains a system of internal control over: (a) compliance by the Group with applicable Sanctions and Export Controls and AML Laws; and (b) financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that complies with the requirements of the Exchange Act and that is sufficient to provide reasonable assurance that the Company has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions of such entity and provide a sufficient basis for the preparation of financial statements in accordance with GAAP. Neither the Company nor, to the knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting as of December 31, 2021 or 2022 that were reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information. Since December 31, 2020, there has been no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

Section 2.11 Absence of Certain Changes. Since December 31, 2022, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice, and (b) no Material Adverse Effect has occurred.

Section 2.12 No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind (including Tax), whether accrued, contingent or otherwise, except (a) liabilities reflected or otherwise reserved against in the Financial Statement for the fiscal year ended December 31, 2022 or referenced in the footnotes thereto, (b) liabilities incurred since December 31, 2022 in the ordinary course of business consistent with past practices, and (c) liabilities that are not a Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements (as described in Item 5 of Form 20-F promulgated by the SEC) that have not been so described in the Company Public Filings.

Section 2.13 Compliance with Laws and Permits.

(a) Each of the Company, the Group Companies, the directors and officers (each acting in its capacity as such) of a Group Company and, to the knowledge of the Company, the agents, representatives, Persons Controlling or Controlled by the Company or the Group Companies, employees and other Persons acting on behalf of a Group Company (each acting in its capacity as such): (i) has not violated, is not in violation of, and has not taken any act in furtherance of violating, directly or indirectly, any applicable Sanctions and Export Controls in any material respect; (ii) is not a Sanctioned Person; (iii) has not engaged in and is not knowingly engaged in, any dealings or transactions of, with or involving a Sanctioned Person, in violation of applicable Sanctions and Export Controls in any material respect. No Proceeding with regard to any actual or alleged violation of Sanctions and Export Controls in connection with any Group Company and no such Proceeding is pending or, to the knowledge of the Company, threatened.

(b) The Company and each of its Subsidiaries have conducted at any time since the listing of the Company on the NYSE, their businesses in compliance with all applicable (i) Laws (including applicable Laws relating to foreign investments, variable-interest-entities, surveying, mapping, cash settlement services and payment services, online transmission of audio and visual program, data security and protection, labour, environmental protection, occupational health and safety and fire safety) and (ii) industry standards set forth in Part A of Exhibit A, in each case of (i) and (ii), except where the failure to be in compliance is not a Material Adverse Effect. The Company and each of the other Group Companies is not liable to pay any penalty, surcharge, fine, liability or interest in connection with non-compliance with applicable Laws where the amount of such penalty, surcharge, fine, liability or interest is material to the Group taken as a whole. The Group’s Platform, the OS Connectivity Software and the ADAS System (as defined in the Technical Framework Agreement) comply in all material respects with the standards as set forth in Part A of Exhibit A and other applicable mandatory industry standards and Laws and the Group has obtained the relevant industry ratings as set out in Part B of Exhibit A.

(c) The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals that are required in order to construct, own, lease and operate its properties in all material respects as currently constructed, owned, leased or operated, and to carry on their business in all material respects as presently conducted (collectively, “Permits”), and all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened. The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting the ADSs from the NYSE or its Class A Ordinary Shares from HKEX. As of the date hereof and, except as is not a Material Adverse Effect, as of the Closing Date, the Company has not received any notifications from any of the SEC, SFC, NYSE or HKEX, and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company, in each case, relating to the delisting or suspension of its ADSs from NYSE or its Class A Ordinary Shares from HKEX (or the applicable registration under the Exchange Act related thereto).

Section 2.14 Material Contracts. The Company has filed, as exhibits to its Company Public Filings, all contracts, agreements and instruments (including amendments thereto) to which a Group Company is a party or by which it is bound and which are required to be filed in the Company Public Filings pursuant to applicable securities Law (excluding any such contracts, agreements and instruments that may have expired or been terminated, the “Material Contracts”). Each Material Contract is in full force and effect (except for those that have been fully performed or have expired or terminated in accordance with their terms), and is enforceable against the Company or the applicable Group Company and, to the knowledge of the Company, the other counterparties of the relevant Group Company, except as such enforceability may be limited by applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, the Group and, to the knowledge of the Company, each other counterparty thereto, are not in default under, or in breach or violation of, any Material Contract in any material respect. As of the Closing Date, the Group and, to the knowledge of the Company, each other counterparty thereto, are not in default under, or in breach or violation of, any Material Contract except where such breach, default or violation is not a Material Adverse Effect.

Section 2.15 Related Party And Continuing Connected Transactions.

(a) All transactions entered into between a Group Company and/or with related parties or “connected persons” (as defined under applicable rules and regulations of HKEX) have been properly disclosed in the Company Public Filings in accordance with the applicable rules and regulations of the NYSE or HKEX or the applicable securities Laws.

(b) Any and all related party transactions and connected transactions referred to in Section 2.15(a) were entered into on terms and conditions that are fair and reasonable or no less favourable to the relevant Group Company than those applicable in comparable transactions between independent parties acting at arm’s length, and have been entered into in the interest of the Company and its shareholders as a whole.

Section 2.16 Assets and Properties. (a) Each Group Company has good and marketable title to (including valid and legal land use rights for), or in the case of leased property and assets, has valid, binding and enforceable leasehold interests in, and other comparable contract rights to (i) all property and assets that are used in the operation of the business of the Group as currently being conducted and material to the Group taken as a whole (“Material Assets and Properties”); and (ii) all property and assets reflected on the Financial Statements for the fiscal years ended December 31, 2022 or acquired after December 31, 2022, except for properties and assets sold (or leasehold interests terminated) since such date in the ordinary course of business consistent with past practices, (b) none of the Material Assets and Properties is subject to any Encumbrance, except for Permitted Encumbrances, (c) for the leased Material Assets and Properties, the Group and to the knowledge of the Company, each other counterparty thereto, are not in default under, or in breach or violation of, any such leases; (d) the construction and completion acceptance of the construction projects of the Group have been conducted in accordance with applicable PRC Laws, and (e) the Material Assets and Properties are in good operating condition and repair in all respects, subject to normal wear and tear, and without structural defects; except in each case of (c) and (d) and (e), as is not a Material Adverse Effect. For clarity, the representations set forth in this Section 2.16 shall not apply to Intellectual Property.

Section 2.17 Environmental. The Group’s production of vehicles is in all material respects in compliance with the self-prepared project completion inspection and approval expert panel review opinions for the existing production in the Company’s manufacturing plant in Zhaoqing, Guangdong province, dated 27 May 2020. No Group Company (a) has, as of the date hereof and, except as is not a Material Adverse Effect, as of the Closing Date received any written notice or written request for information; or (b) has entered into any agreement, in each case relating to any alleged material violation of any Environmental Law by any Group Company or any actual or alleged release or threatened release or clean-up of any Hazardous Materials by any Group Company.

Section 2.18 Employment and Labour Laws. No labour dispute, work stoppage, slowdown or other conflict with the employees of any Group Company exists, or to the knowledge of the Company, is threatened in writing, except where such labour dispute, work stoppage, slowdown or other conflict is not a Material Adverse Effect.

Section 2.19 Insurance. Each Group Company maintains valid insurance of the type and in amounts as are reasonable and adequate to protect its properties and business in accordance with normal industry practices as are customary for companies conducting business or owning assets similar to those of the Group. There is no material insurance claim pending and which coverage has been denied or disputed in writing by the underwriter of such insurance policy. As of the date of this Agreement, to the knowledge of the Company, no facts or circumstances exist which would reasonably be expected to give rise to any material insurance claim. As of the Closing Date, to the knowledge of the Company, no facts or circumstances exist which would reasonably be expected to give rise to any insurance claim which, if denied by the underwriters of the relevant insurance policy or not covered by an insurance policy, is a Material Adverse Effect.

Section 2.20 Intellectual Property.

(a) All registered or unregistered, (i) patents, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues, re-examinations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works, designs, get-up of products and packaging and other signs used in trade; (iv) trade secrets, know-how, inventions, processes, procedures, databases, rights in integrated circuits, confidential business information and other proprietary information and rights (including information comprised in formulae, algorithms, techniques, specifications, codes, computation models, software and manuals, and rights in data (including geometrical data) which, in each case is considered or claimed to be confidential information or proprietary); (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; (vi) domain names, internet addresses and other computer identifiers, and (vii) all other industrial and intellectual property rights and equivalent or similar forms of protection existing anywhere in the world (“Intellectual Property”), in each case that is material and is used in the operation of the business of the Group as currently being conducted, is either: (1) owned by a Group Company free and clear of all Encumbrances other than Permitted Encumbrances; or (2) used pursuant to a valid license or other valid right to use. The foregoing representation shall not be construed to be a representation as to the non-infringement of any Intellectual Property of a third party, which is the subject of Section 2.20(d).

(b) There are no infringements, other violations or unauthorized use by any third party of any Intellectual Property Rights owned by or exclusively licensed to, a Group Company, except where such infringements, violations or unauthorized use are not a Material Adverse Effect.

(c) (i) The Group has taken all necessary actions to maintain and protect each registration and application for material Intellectual Property Rights owned by them, including by paying in full all renewal and maintenance fees due for the same; and (ii) no Group Company has initiated in writing any opposition, invalidation, revocation or cancellation proceedings, or any other proceedings or counterclaims (including any Proceedings), in each case, concerning the validity, enforceability or title to any Intellectual Property of any third party and which would adversely affect material Intellectual Property Rights owned by the Group.

(d) The conduct of the business of the Group, including any and all use (including any licensing or by way of provision) of products, and services provided to third parties including contractors, licensees, end users and consumers, does not infringe, misappropriate or otherwise violate (“Infringe”) any rights of any third party in any Intellectual Property or other proprietary rights, or any arrangement with any other person, and there are no Proceedings pending or otherwise received in the 3 years prior to the date of this Agreement, or to the knowledge of the Company threatened in writing (i) alleging any such Infringement or (ii) challenging the Intellectual Property Rights owned by a Group Company or any use by a Group Company of any Intellectual Property Rights including any licensing or by way of provision of products or services involving any Intellectual Property Rights, except in each case of the foregoing for any Infringement or Proceeding that, if resolved in an adverse manner to a Group Company, is not a Material Adverse Effect.

(e) None of the Intellectual Property Rights owned by a Group Company and the Group Companies’ rights thereto will be adversely affected in any material respect by the consummation by the Company of the transactions contemplated by the Transaction Documents.

(f) The Company has taken and caused its Subsidiaries to take commercially reasonable measures to maintain and protect the confidentiality and secrecy of its material confidential information, trade secrets and know-how used in the operation of the business of the Group and, to the knowledge of the Company, there has been no unauthorized disclosure, misappropriation or loss of any such confidential information, trade secrets and know-how.

(g) To the extent any current or former officers, directors, employees, contractors and consultants of a Group Company (“Group Employees”) have, on behalf of the Group, created or developed, either solely or together with other Group Employees, any Intellectual Property Rights that are material to the business of the Group, the relevant Group Company, as between it and the relevant Group Employee, owns the entire right, title and interest in such creations and/or developments.

(h) To the knowledge of the Company, no current or former employee, officer, director, consultant, agent or other representative of a Group Company has breached an obligation of confidentiality which it owes to the Group Company with respect to any material Intellectual Property Rights.

Section 2.21 Legal Proceedings. There are (a) no material Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or directors or officers of the Company or any of its Subsidiaries in their capacities as such before or by any Governmental Authority or by any other Person, and (b) no material Proceedings pending or, to the knowledge of the Company, threatened against the Company, that seek to restrain or enjoin the consummation of the transactions contemplated under the Transaction Documents. No order has been made or petition presented or resolution passed for the winding up or dissolution of the Company or any of its Subsidiaries or for the appointment of a liquidator or receiver for the Company or any of its Subsidiaries.

Section 2.22 Solvency. Both before and after giving effect to the transactions contemplated by the Transaction Documents and the Collaboration Documents, (i) each of the Company and its Subsidiaries will be solvent; and (ii) the Group Companies, taken as a whole, will have adequate capital and liquidity with which to engage in their businesses as currently conducted and as described in the Company Public Filings.

Section 2.23 Tax.

(a) The Company and each of its Subsidiaries (i) have duly and timely filed all material Tax Returns that are required to be filed or have requested applicable extensions thereof, and such Tax Returns are true, correct and complete in all material respects; and (ii) have paid all material Taxes that are required to be paid by them, except those being contested or which will be contested in good faith; and (iii) without prejudice to subclause (ii) above, have deducted or withheld all material Tax which it has been obliged or entitled by Law to deduct or withhold from any payments made by it and have properly accounted to the relevant Governmental Authority for all amounts of material Tax so deducted or withheld, including material Taxes in relation to the Incentive Plan.

(b) As of the date hereof and, except as is not a Material Adverse Effect, as of the Closing Date, no Group Company has received notice regarding unpaid foreign, federal and state income in any amount or any Taxes in any material amount claimed to be due by the Governmental Authority of any jurisdiction, and the Company is not aware of any reasonable basis for such claim. To the knowledge of the Company as of the date hereof and, except as is not a Material Adverse Effect, as of the Closing Date, (i) no material Taxes paid or Tax Returns filed by or on behalf of a Group Company are currently being audited or investigated, and (ii) no Group Company has received notice of any such audit or investigation.

(c) No Group Company is a party to or bound by any special Tax agreement or arrangement with any Governmental Authority that is a Material Adverse Effect.

Section 2.24 Investment Company. The Company is not and, after giving effect to the issuance and purchase of the Purchased Shares, the consummation of the transactions and the application of the proceeds hereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

Section 2.25 No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Investor in connection with the transactions contemplated by the Transaction Documents and the Collaboration Documents based on arrangements made by or on behalf of the Company.

Section 2.26 Compliance Laws and CMS.

(a) The information in relation to Group Companies’ CMS that has been provided in writing by the Company to the Investor as of the date hereof is true and accurate as of the date such information is given.

(b) Apart from the information disclosed in the Company’s Public Filings or the ESG reports made available to the Investor prior to the date hereof, each of the Company, the Group Companies, the directors and officers (each acting in its capacity as such) of a Group Company, the employees acting on behalf of a Group Company and, to the knowledge of the Company, the agents, representatives, Persons Controlling or Controlled by the Company or the Group Companies and other Persons acting on behalf of a Group Company (each acting in its capacity as such) has not violated any Compliance Laws in any material respect.

(c) Each of the Company, the Group Companies, the directors and officers (each acting in its capacity as such) of a Group Company, the employees acting on behalf of a Group Company and, to the knowledge of the Company, the agents, representatives, Persons Controlling or Controlled by the Company or the Group Companies and other Persons acting on behalf of a Group Company (each acting in its capacity as such) has not offered, paid, promised to pay, or authorized the payment of any money or anything of value, to any Government Entity, or Government Official (including any government official to whom the relevant foregoing person knows or ought to know that all or a portion of such money or things of value will be offered, given or promised, directly or indirectly): (i) for the purpose of (1) influencing any act or decision of Government Officials in their official capacity; (2) inducing Government Officials to act or omit to act in violation of lawful duties; (3) securing any improper advantage; (4) inducing Government Officials to influence or affect any act or decision of any Government Entity; or (5) assisting the Group Company in obtaining or retaining business, or directing business to, the Group Company; and (ii) in a manner that would constitute a breach of Anti-Bribery Laws.

(d) Each of the Company, the Group Companies, the directors and officers (each acting in its capacity as such) of a Group Company, the employees acting on behalf of a Group Company and, to the knowledge of the Company, the agents, representatives, Persons Controlling or Controlled by the Company or the Group Companies and other Persons acting on behalf of a Group Company (each acting in its capacity as such) has not violated in any material respect the Compliance Laws relating to the principle of fair competition, by offering property or other interests, such as making payments or paying anything of value to existing or potential Business Partners, in order to impose undue influence on Business Partners or to obtain inappropriate commercial advantages.

(e) Except as disclosed in the Company Public Filings, no (i) employee or official of any government or any governmental department, agency or institution; (ii) employee or official of any public international organization; (iii) person acting officially on behalf of or in the name of a government, governmental agency or institution or department, or a public international organization; (iv) political party or official or candidate for political office; (v) director, officer, employee or official of state-owned, state-controlled or state-operated enterprises or Government Entity holds any equity interest in any Group Company as of the date hereof, in each case, except for any equity interests obtained through public offerings or acquisition of shares that are publicly listed on a stock exchange.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR WARRANTORS

The Investor and the Investor Nominee (each, an “Investor Warrantor”), each represents and warrants to the Company that, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date):

Section 3.1 Organization and Power. Such Investor Warrantor is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects.

Section 3.2 Authorization; No Conflicts.

(a) Such Investor Warrantor has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by such Investor Warrantor of the Transaction Documents and the Collaboration Documents to which it is a party and the consummation by such Investor Warrantor of the transactions contemplated thereby. This Agreement has been, and each other Transaction Document and Collaboration Documents to which such Investor Warrantor is a party will be, duly executed and delivered by such Investor Warrantor and, assuming due execution and delivery thereof by the Company and other parties thereto, this Agreement is, and each other Transaction Document and Collaboration Documents to which such Investor Warrantor is a party will be, when executed and delivered by such Investor Warrantor a valid and binding obligation of such Investor Warrantor enforceable against such Investor Warrantor in accordance with their respective terms, except as such enforceability may be limited by applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Assuming that each of the consents, approvals, authorizations and filings contemplated by Section 3.3 have been obtained or made, as applicable, the authorization, execution, delivery and performance by such Investor Warrantor of the Transaction Documents and the Collaboration Documents and the consummation by such Investor Warrantor of the transactions contemplated thereby will not (i) violate or result in the breach of any provision of the organizational documents of such Investor Warrantor, (ii) in any material respect, violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to such Investor Warrantor or any Contract to which such Investor Warrantor is a party, or (iii) in any material respect, violate any provision of, constitute a breach of, or default under, any Laws applicable to such Investor Warrantor.

Section 3.3 Government Approvals. No consent, approval or authorization of, or filing with, any Governmental Authority is or will be required on the part of such Investor Warrantor in connection with the execution, delivery and performance by such Investor Warrantor of the Transaction Documents and the Collaboration Documents to which it is a party, other than (a) SEC filings and filings with HKEX required under applicable Laws regarding the purchase of the Purchased Shares, (b) the ODI Registration and Approval; and (c) if required under the Antitrust Laws of Trinidad and Tobago, the T&T AT Approval.

Section 3.4 Investment Representations.

(a) Such Investor Warrantor is not a “U.S. person” as defined in Rule 902 of Regulation S under the Securities Act. Such Investor Warrantor has not been subject to any “directed selling efforts” within the meaning of Rule 902 of Regulation S under the Securities Act in connection with its execution of this Agreement.

(b) Such Investor Warrantor acknowledges that the Purchased Shares have not been registered under the Securities Act or any applicable state securities law. Such Investor Warrantor further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (i) to the Company, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (iii) pursuant to an exemption from registration under the Securities Act. Neither such Investor Warrantor nor its Affiliates (for purposes of this paragraph as defined in Regulation 501 under the Securities Act), nor, to the knowledge of such Investor Warrantor, any Persons acting on such Investor Warrantor’s or its Affiliates’ behalf, has engaged in any “directed selling efforts” within the meaning of Rule 902 of Regulation S under the Securities Act with respect to any Purchased Shares, and such Investor Warrantor, its Affiliates, and any Person acting on such Investor Warrantor’s or its Affiliates’ behalf, have complied with the offering restrictions requirement of Regulation S under the Securities Act.

(c) Such Investor Warrantor is purchasing the Purchased Shares for its own account and not with a view to, or for sale in connection with, any distribution (as such term is used in Section 2(a)(11) of the Securities Act) thereof. Such Investor Warrantor does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Shares. Such Investor Warrantor is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(d) Without prejudice to such Investor Warrantor’s rights, power and remedy under this Agreement, such Investor Warrantor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the relevant risks of such investment.

Section 3.5 Financial Capability. Such Investor Warrantor has, or will have at the Closing Date, cash in immediately available U.S. dollar funds sufficient to pay the Purchase Price hereunder. Such Investor Warrantor affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that it first obtain financing for, or related to, any of the transactions contemplated under the Transaction Documents and the Collaboration Documents.

Section 3.6 No Existing Ownership. No Investor Group Company Beneficially Owns or Controls, directly or indirectly, any shares, convertible debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any shares or convertible debt in the Company, or has any agreement, understanding or arrangement with any Person to acquire any of the foregoing, except pursuant to the Transaction Documents.

Section 3.7 Legal Proceedings. As of the date hereof, there are no Proceedings pending or, to the knowledge of such Investor Warrantor, threatened against such Investor Warrantor, that seek to restrain or enjoin the consummation of the transactions contemplated under the Transaction Documents, except in each case, where such Proceedings do not and would not reasonably be expected to have a material and adverse effect on the ability of such Investor Warrantor to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and to timely perform its obligations hereunder and thereunder.

Section 3.8 Qualified Investor Group Member. Such Investor Warrantor is a Qualified Investor Group Member.

Section 3.9 No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by the Transaction Documents and the Collaboration Documents based on arrangements made by or on behalf of such Investor Warrantor.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 No Additional Representations or Warranties. The representations and warranties set forth in Article II (in the case of the Company) and Article III (in the case of each of the Investor Warrantors) are the only representations and warranties made by the Company and each Investor Warrantor (or any of their direct or indirect shareholders, and their and such shareholders’ respective Representatives) respectively in connection with the transactions contemplated by this Agreement. Each Investor Warrantor hereby expressly disclaims any and all reliance of any other statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) by or on behalf of the Company (or any of its direct or indirect shareholders, and their and such shareholders’ respective Representatives), and the Company hereby expressly disclaims any and all reliance of any other statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) by or on behalf of the Investor Warrantors (or any of their direct or indirect shareholders, and their and such shareholders’ respective Representatives).

Section 4.2 Conduct of business.

(a) Except as expressly contemplated, required or permitted by any Transaction Document or any Collaboration Document, or as required by any Governmental Authority or by applicable Laws, or as requested in writing by the Investor:

(i) during the period commencing from the date hereof and ending on the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 6.1, the Company shall, and shall cause each of its Subsidiaries to (A) use their respective reasonable best efforts to conduct their respective business and operations in the ordinary course of business consistent with past practice in all material respects; (B) not take any action, or omit to take any action, that would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation of the Share Issuance; and (C) use their respective reasonable best efforts to continue the listing and trading of the Company’s ADSs on the NYSE and the Company’s Class A Ordinary Shares on the HKEX;

(ii) during the period commencing from the date hereof and ending on the earliest of (x) the Closing Date, (y) the termination of this Agreement pursuant to Section 6.1 and (z) the execution of the Platform and Software Collaboration Agreement, the Company shall not take any action to (A) refresh the 2023 General Mandate, or (B) seek or obtain any consent of the shareholders of the Company at any general meeting in relation to the issue of shares, securities convertible into shares, or options, warrants or similar rights to subscribe for any shares or such convertible securities in the Company; and

(iii) during the period commencing from the Determination Date and ending on the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 6.1, the Company shall not, directly or indirectly (A) alter the capital structure of the Company resulting in reduction in its total issued and outstanding share capital or (B) purchase or redeem any share capital of the Company, in each case of (A) and (B), if it would result in the Investor becoming a “connected person” of the Company (as such term is defined in the Hong Kong Listing Rules from time to time) immediately following the consummation of the Share Issuance.

(b) The Company shall, and shall cause its relevant Subsidiaries to, use its reasonable efforts to obtain the international standard for environmental management systems certification (ISO 14001:2015) in respect of its manufacturing bases located in Guangzhou, Guangdong Province and Wuhan, Hubei Province (as referred to in the Company Public Filings) as soon as reasonably practicable.

Section 4.3 Notification. Each Party shall promptly notify, upon becoming aware of the same, the other Parties of any event, condition or circumstance occurring prior to the Closing Date that would constitute a breach of any terms and conditions contained in this Agreement by such Party.

Section 4.4 Assumption by Investor Nominee.

(a) If, subject to Section 4.5(d)(ii), as of 9:00 p.m. (Hong Kong time), on the date falling four (4) months after the date hereof, (i) the condition set forth in Section 5.1(a) remains not satisfied, or (ii) the condition set forth in Section 5.1(a) is satisfied but the Investor has not obtained immediately available funds in U.S. dollars in an amount sufficient to pay the Purchase Price in full, then, without the need for any further action by any Party or any other Person, all of the rights and obligations of the Investor hereunder and under the other Transaction Documents shall immediately and automatically be assumed by the Investor Nominee (the “Investor Nominee Assumption”).

(b) Upon the Investor Nominee Assumption:

(i) without prejudice to the force or effect of Section 4.4(a), each of the Parties and the Investor Nominee shall promptly sign all documents and take all such action or procure that all such action is taken, in each case as may be necessary in order to ensure that the Investor Nominee Assumption is given full force and effect;

(ii) all references in the Transaction Documents to the Investor must be read and construed as referring to the Investor Nominee and all references to the “Investor” shall be deemed updated accordingly;

(iii) the Investor Nominee (A) assumes and is bound by all of the covenants, undertakings and obligations of the Investor under this Agreement and the other Transaction Documents to which the Investor is a party, mutatis mutandis, and (B) succeeds to, and shall be substituted for, and may exercise every right and power of, the Investor under this Agreement and the other Transaction Documents to which the Investor is a party, mutatis mutandis, in each case of (A) and (B), with the same effect as if the Investor Nominee had been named herein or therein instead of the Investor from the date the applicable Transaction Document became effective;

(iv) the Investor shall be released and discharged from all covenants, undertakings and obligations under this Agreement and the other Transaction Documents to which the Investor is a party, and shall cease to have any right or power under this Agreement and the other Transaction Documents to which the Investor is a party, except for any liabilities arising out of any breach by the Investor prior to the Investor Nominee Assumption;

(v) Section 4.5(d), Section 5.1(a) and the references to “ODI Registration and Approvals” in Section 4.5(a) shall be deemed to have been deleted; and

(vi) none of the rights and obligations of the Parties under this Agreement and the other Transaction Documents shall be affected by the Investor Nominee Assumption except to the extent expressly set out in this Section 4.4.

(c) If the Investor completes the transactions contemplated under this Agreement, on and from the Closing Date, the Investor Nominee shall be released and discharged from all covenants, undertakings and obligations under this Agreement and the other Transaction Documents to which the Investor Nominee is a party, and shall cease to have any right or power under this Agreement and the other Transaction Documents to which the Investor Nominee is a party.

Section 4.5 Efforts; Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the Company and the Investor shall use its reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by the Transaction Documents as promptly as practicable following the date hereof, including (i) obtaining the Taobao Waiver, (ii) obtaining from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by such Party or its Affiliates, or to avoid any action or proceeding by any Governmental Authorities, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by the Transaction Documents, (iii) making all necessary filings with respect to and in connection with this Agreement and the transactions contemplated by the Transaction Documents under applicable Laws. For the avoidance of doubt, this includes the ODI Registration and Approvals (prior to the Investor Nominee Assumption) and any post-Closing filings with the CSRC and SEC required under applicable Laws. The Company and the Investor shall furnish to each other all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably required for any application or filing under applicable Laws in connection with the transactions contemplated by the Transaction Documents. Each Party (or their respective Representatives, as appropriate) shall have the right to review in advance, and shall consult with each other on any application or filing made with, or material written materials submitted to, any Governmental Authorities (redacted as appropriate) in connection with the transactions contemplated by the Transaction Documents. Each Party shall keep the other Parties reasonably apprised of the status of matters relating to consummation of the transactions contemplated by the Transaction Documents, including promptly furnishing to the other Parties copies of notices or other material written communications (redacted as appropriate) received from third parties and Governmental Authorities in respect of the transactions contemplated by the Transaction Documents, in each case to the extent permitted by applicable Law.

(b) Without limiting the generality of Section 4.5(a):

(i) within three (3) Business Days after the date hereof (to the extent not already done as of the date hereof), the Investor shall consult with the T&T AT Authority to request a confirmation that no T&T AT Approval is required for the consummation of the transactions contemplated by the Transaction Documents, and the Investor shall not take any position to the contrary in such consultation or subsequent communication with the T&T AT Authority; and

(ii) if the T&T AT Authority has confirmed in writing to the Investor (in the case that the T&T AT Authority does not provide such written confirmation, the Investor’s counsel in T&T will confirm in writing) that the Investor is required under the Antitrust Laws of Trinidad and Tobago to make a merger control filing in respect of the transactions contemplated by the Transaction Documents prior to the Closing:

(1) the Investor shall promptly (and in any event within two (2) Business Days of receipt) provide a true and complete copy of such confirmation via email to the Company, and shall as soon as reasonably practicable (and in any event within ten (10) Business Days after its receipt of the information required by such formal merger filing or otherwise as mutually agreed by the Parties) make all necessary filings, notices and applications which are required in connection with seeking the T&T AT Approval and promptly provide such additional information as is necessary, proper or advisable to respond to any inquiries raised by, the T&T AT Authority in connection with any such filings, notices and applications and in compliance with prescribed timeframes and deadlines; and

(2) the Company shall, and shall procure its Affiliates to, as promptly as reasonably practicable and (where applicable) in compliance with timeframes and deadlines prescribed by applicable Laws or T&T AT Authority, provide all assistance (including furnish all information and documents), as reasonably requested by the Investor or its Affiliates which are required in connection with obtaining the T&T AT Approval.

(c) Without limiting the generality of Section 4.5(a), the Company shall (and shall cause its Subsidiaries to) prepare and file as promptly as reasonably practicable following the Closing Date (and in any event within the timeline required under applicable Laws) all documentation to effect the CSRC Filing, and provide any such additional information as is necessary to respond to any inquiries raised by, any PRC Governmental Authority in connection with the CSRC Filing and in compliance with prescribed timeframes and deadlines.

(d) Without limiting the generality of Section 4.5(a), in respect of the ODI Registration and Approvals:

(i) the Investor shall submit the necessary materials to the Beijing Municipal Commerce Bureau (or the Shanghai Municipal Commission of Commerce, as the case may be) and the NDRC and complete the foreign exchange registration with a foreign exchange bank designated by SAFE, in each case as promptly as reasonably practicable, and provide any such additional information as is necessary to respond to any inquiries raised by, any PRC Governmental Authority in connection with the ODI Registration and Approvals and in compliance with prescribed timeframes and deadlines; and

(ii) the Company shall, and shall procure its Affiliates and use reasonable efforts to procure its other relevant domestic shareholders to, as promptly as reasonably practicable and (where applicable) in compliance with timeframes and deadlines prescribed by applicable Laws or Governmental Authorities, provide all assistance (including furnish all information and documents), as reasonably requested by the Investor or its Affiliates for the purpose of effecting the ODI Registration and Approvals. Any period(s) which exceed the timeframe as reasonably requested by the Investor for the provision of the documents as set out in Exhibit B (such excess, the “Company Delayed Periods”), shall not be counted towards the four (4) months-period referred to under Section 4.4(a) above, and the Investor Nominee Assumption shall not occur until the expiry of four (4) months plus the aggregate duration of the Company Delayed Periods.

(e) Subject to applicable Laws, the Parties shall not, and shall procure its respective Affiliates to not, take any action that would reasonably be expected to have the effect of increasing the risk of any competent Governmental Authority entering an order prohibiting consummation of the transactions contemplated under the Transaction Documents.

(f) From and after the Closing and for so long as the Investor or any of its Affiliates holds the most number of Shares among all domestic shareholders of the Company who invested in the Company in accordance with the ODI Regulations, the Investor shall, and shall procure its Affiliates to, provide all necessary assistance (including furnish all information and documents), as reasonably requested by the Company or its Affiliates, for the purpose of effecting any registrations or filings required by ODI Regulations.

Section 4.6 Public Disclosure. The Parties agree and acknowledge that the Company shall publish a public announcement and file a current report on Form 6-K in a form jointly approved by the Parties on or promptly after the date of this Agreement describing the material terms of the transactions contemplated by this Agreement, and the other Transaction Documents and in accordance with applicable Laws. Except as provided in the foregoing sentence, no press release or public announcement or any other filings concerning the transactions contemplated hereby or by any other Transaction Documents or by any Collaboration Documents may be issued by the Company, the Investor or any of their respective Affiliates without the prior written consent of the Company (in the case of a press release or public announcement or any other filings by the Investor or any of its Affiliates) or the Investor (in the case of a press release or public announcement or any other filings by the Company or any of its Affiliates) (which consent shall not be unreasonably withheld, conditioned or delayed), except for any such press release or public announcement or any other filings required by applicable Law or Governmental Authorities, in which case the Company or the Investor, as the case may be, shall, to the extent permissible under applicable Laws, give the other Parties a reasonable opportunity to review and comment on such press release or public announcement or any other filings in advance of the issuance thereof, and shall consider the other Parties’ comments in good faith. Notwithstanding the foregoing, this Section 4.6 shall not apply to any press release or public announcement or any other filings made by the Company, the Investor or any of their respective Affiliates so long as the information contained therein relating to the transactions contemplated hereby or by any other Transaction Documents or by any Collaboration Documents has been previously announced or made public in accordance with the terms of this Agreement.

Section 4.7 Use of Proceeds. The Parties shall further evaluate in good faith whether the Platform and Software Collaboration requires investments from the Company to fulfil its responsibilities and contributions under the Collaboration Documents. If such investments are required, the Company shall ensure that sufficient funding will be available for such investments.

Section 4.8 Project Feasibility Study and Platform and Software Collaboration Agreement. The Company shall, and shall procure its Affiliates to, provide and disclose all necessary information, materials and data and provide all assistance, technical or otherwise, in each case, that is required under Section 5.2 (Project Feasibility Study) of the Technical Framework Agreement to be provided by the Group Company that is a party thereto.

Section 4.9 Standstill. During the period commencing from the date hereof and ending on the earlier of (i) the Closing Date, (ii) the termination of this Agreement pursuant to Section 6.1, the Investor shall not, and shall procure that its Affiliates shall not, without the prior written approval of the Company, directly or indirectly (whether acting alone, as a part of a group or otherwise in concert with others), acquire, agree to acquire, propose, seek or offer to acquire any securities of the Company.

Section 4.10 Non-Solicitation. From the date hereof until the date falling 12 months after the date of this Agreement, the Investor, on the one hand, and the Company, on the other hand (each, a “Restricted Person”) shall not, and shall cause their respective Affiliates to not, directly or indirectly, induce, solicit or entice (or attempt to induce, solicit, or entice), or engage as an independent contractor, any current or former employee of the Company (in the case of the Investor being a Restricted Person) or the Investor (in the case of the Company being a Restricted Person), or the Company’s or any of the Investor’s Affiliates, as applicable, who is, and is known by the Restricted Person to be, involved in the Platform and Software Collaboration, or with whom the Restricted Person interacts in the course of providing confidential information in connection with the Platform and Software Collaboration (each, a “Covered Employee”), except (i) pursuant to a general solicitation through the media or by a search firm, in each case, that is not directed specifically to any employees of such other Party or such other Party’s Affiliates, unless such solicitation is undertaken as a means to circumvent the restrictions contained in or conceal a violation of this Section 4.10, or (ii) in the event that such other Party terminated the employment of the Covered Employee before the Restricted Person having solicited or otherwise contacted such Covered Employee, or (iii) in the event that such Restricted Person’s interaction with the Covered Employee regarding possible employment starts before the discussion regarding the Platform and Software Collaboration takes place, or (iv) in the event that the Covered Employee voluntarily seeks employment with the Restricted Person without any solicitation or encouragement from the Restricted Person.

Section 4.11 Compliance Requirements.

(a) The Company shall conduct its business in compliance with all Compliance Laws and its CMS, and shall take reasonable measures to ensure that the other Group Companies, the directors and officers (each acting in its capacity as such) of a Group Company and the agents, representatives, Persons Controlling or Controlled by the Company or the Group Companies, employees and other Persons acting on behalf of a Group Company (each acting in its capacity as such) comply with the Compliance Laws and the requirements of the Company’s CMS. Such requirements include but are not limited to:

(i) Each of the Company, the Group Companies, the directors and officers (each acting in its capacity as such) of a Group Company and the agents, representatives, Persons Controlling or Controlled by the Company or the Group Companies, employees and other Persons acting on behalf of a Group Company (each acting in its capacity as such) shall not offer to pay, promise to pay, or authorize the payment of any money or anything of value, to any Government Entity, or Government Official (including any government officials to whom the relevant foregoing person knows or ought to know that all or a portion of such money or things of value will be offered, given or promised, (directly or indirectly)): (x) for the purpose of (1) influencing any act or decision of Government Officials in their official capacity; (2) inducing Government Officials to act or omit to act in violation of lawful duties; (3) securing any improper advantage; (4) inducing Government Officials to influence or affect any act or decision of any Government Entity; or (5) assisting the Group Company in obtaining or retaining business, or directing business to, the Group Company; and (y) in a manner that would constitute a breach of Anti-Bribery Laws;

(ii) Each of the Company, the Group Companies, the directors and officers (each acting in its capacity as such) of a Group Company and the agents, representatives, Persons Controlling or Controlled by the Company or the Group Companies, employees and other Persons acting on behalf of a Group Company (each acting in its capacity as such) shall not violate the Compliance Laws relating to the principle of fair competition, by offering property or other interests, such as making payments or paying anything of value to existing or potential Business Partners, in order to impose undue influence on Business Partners or to obtain inappropriate commercial advantages; and

(iii) The Group Companies shall maintain such financial records and effective internal control measures, in each case, as required by applicable Anti-Bribery Laws and GAAP.

(b) Within eighty (80) Business Days after the Closing Date, the Company shall implement an effective CMS reflecting the actions plan as confirmed in writing by the Company and the Investor on or about the date of this Agreement with respect to compliance with the Compliance Laws, which shall include provisions requiring appropriate documentation and approval of all gifts and hospitalities to be provided by the Company’s employees in the course of its business; and provisions expressly requiring the identification and disclosure of the recipients and purpose for providing gifts and hospitalities with oversight by department(s) responsible for providing compliance oversight at the Company.

Section 4.12 Corporate Structure. During the period commencing from the date hereof and ending on the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Section 6.1, the Company shall promptly notify the Investor in writing of any material change to the structure chart of the Group as provided in the Disclosure Letter (including winding up or dissolution of material Subsidiaries and any change as a result of carrying on business in new countries or establishing new business lines by the Group, but excluding any other change that is in the ordinary course of business consistent with past practice by the Group) and, in any event, shall provide the Investor with a true, complete and up-to-date structure chart of the Group by the Determination Date.

ARTICLE V

CONDITIONS TO THE PARTIES’ OBLIGATIONS

Section 5.1 Conditions to the Obligations of Each Party. The obligations of the Investor and the Company to proceed to the Closing are subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable Laws) of the following conditions:

(a) the ODI Registration and Approvals shall have been obtained and remain in full force and effect;

(b) no applicable Laws (including Antitrust Laws) shall have been enacted, issued, enforced, adopted or promulgated by any Governmental Authority that restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by the Transaction Documents;

(c) no Proceeding shall have been initiated or threatened in writing by any Governmental Authority after the date hereof that seeks to make the transactions contemplated by the Transaction Documents illegal or otherwise restrain, enjoin, prevent or prohibit the consummation of the transactions contemplated by the Transaction Documents;

(d) (i) NYSE shall have authorized a supplemental listing application for the issuance of the Purchased Shares and such authorization shall not have been withdrawn; (ii) HKEX shall have granted listing of and permission to deal in the Purchased Shares and such granting of permission shall not have been withdrawn; and (iii) no stop order or suspension of trading shall have been imposed (and is continuing) by the SEC, NYSE, SFC, HKEX or any other Governmental Authority with respect to the public trading of the ADSs on NYSE or the Class A Ordinary Shares on HKEX; and

(e) subject to the Investor’s compliance with Section 4.5(a) and Section 4.5(b), if the T&T AT Authority has confirmed in writing (in the case that the T&T AT Authority does not provide such written confirmation, the Investor’s counsel in T&T will confirm in writing) to the Investor that the Investor is required under applicable Antitrust Laws to make a merger control filing in respect of the transactions contemplated by the Transaction Documents prior to the Closing, the T&T AT Authority shall have granted the clearance required under applicable Antitrust Laws for the transactions contemplated by the Transaction Documents to be consummated (the “T&T AT Approval”).

Section 5.2 No Other Conditions. The Company and the Investor agree that the Closing is not subject to any condition other than those conditions expressly set forth in Section 5.1.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by mutual written consent of the Company and the Investor;

(b) by the Company or the Investor upon written notice to the other Parties, if the Closing has not occurred by March 31, 2024 (the “Long Stop Date”), provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any Party if such Party has breached this Agreement and such breach has resulted in the failure of the Closing to occur on or before the Long Stop Date;

(c) by the Company or the Investor upon written notice to the other Parties, if any of the conditions set forth in Section 5.1 has become incapable of fulfillment by the Long Stop Date and has not been waived in writing by both Parties (to the extent such waiver is permitted by applicable Law), provided that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any Party if such Party has breached this Agreement and such breach has resulted in such condition being incapable of fulfillment by the Long Stop Date;

(d) by any Party upon written notice to the other Parties, if the Technical Framework Agreement has been validly terminated by the non-breaching party in accordance with clause 13.3.3 (Termination) thereof due to a material breach of clause 5.2 (Project Feasibility Study) or clause 10.1 (Integrity of Information Disclosed) thereof;

(e) by the Investor upon written notice to the other Parties if: (i) there has been a breach by the Company of Section 2.1(a) (Organization and Power), Section 2.1(c) (VIEs), Section 2.2 (Authorization; No Conflicts), Section 2.4(a), Section 2.4(b) (Capitalization), Section 2.5 (Valid Issuance), Section 2.22 (Solvency), Section 4.2(a)(i)(C) or Section 4.2(a)(ii) of this Agreement; or (ii) a Sanctions Event has occurred after the date of this Agreement, and, in each case of (i) and (ii), such breach or event (A) is not capable of being cured, or (B) if capable of being cured, shall not have been cured (x) within sixty (60) Business Days following receipt by the Company of written notice of such breach or event from the Investor stating the Investor’s intention to terminate this Agreement pursuant to this Section 6.1(e) and the basis for such termination; or (y) by the Long Stop Date, whichever is earlier, provided that, solely for purposes of this Section 6.1(e), all references to “in any material respect” in Section 2.2 shall be read as if they were replaced with “except as is not a Material Adverse Effect”. In the event that the aforementioned breach or event is capable of being cured within the timeframe set out in Section 6.1(e)(B), notwithstanding anything else to the contrary in this Agreement, the Closing shall occur within five (5) Business Days after (x) such breach or event has been cured, or (y) the Conditions Satisfaction Date, whichever is later; or

(f) by the Company or the Investor upon written notice to the other Parties, if the Investor fails to comply with any of its obligations under Section 1.1 (in the event of termination by the Company) or the Company fails to comply with any of its obligation under Section 1.1 (in the event of termination by the Investor).

Section 6.2 Effect of Termination. In the event that this Agreement is terminated in accordance with Section 6.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation under this Agreement on the part of any Party, provided that (a) nothing herein shall release any such Party from liability for any breach of this Agreement occurring prior to such termination and (b) the provisions of Article VIII shall survive any termination of this Agreement.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties.

(a) The representations and warranties of the Company set forth in Section 2.1 (Organization and Power; Subsidiaries), Section 2.2 (Authorization; No Conflicts), Section 2.3 (Government Approvals), Section 2.4 (Capitalization), Section 2.5 (Valid Issuance) and Section 2.25 (No Brokers) (together, the “Company Fundamental Warranties”) and the representations and warranties of the Investor Warrantors set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization; No Conflicts), Section 3.3 (Government Approvals), Section 3.4 (Investment Representations) and Section 3.9 (No Brokers) shall survive the Closing until, and shall expire upon, the expiration of the applicable statute of limitations. The representations and warranties of the Company set forth in Section 2.13 (Compliance with Laws and Permits), Section 2.20 (Intellectual Property.) and Section 2.26 (Compliance Laws and CMS) shall survive the Closing until, and shall expire upon, thirty-six (36) months after the Closing Date. All other representations and warranties set forth in Article II and Article III shall survive the Closing until, and shall expire upon, the date falling eighteen (18) months after the Closing Date.

(b) It is the express intent of the Parties that, (i) if the applicable survival period set forth in Section 7.1(a) for the survival of representations and warranties and for the making of claims for indemnification based on any breaches thereof is shorter than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable thereto shall be reduced to the applicable survival period set forth in Section 7.1(a), and (ii) subject to Section 7.1(c), no Indemnifying Party shall have any obligation to indemnify and hold harmless any Indemnified Party in respect of a breach of representations and warranties after the last date that is within the applicable survival period set forth in Section 7.1(a), and all rights and remedies that may be exercised by an Indemnified Party with respect to such breach and any claim for indemnification based on any breaches thereof will expire and terminate simultaneously with the ending of such applicable survival period. The Parties further acknowledge that the survival periods set forth in Section 7.1(a) are the results of arms’ length negotiations and are intended to be enforced as agreed among the Parties.

(c) Notwithstanding anything to the contrary in this Section 7.1, (i) any breach of representation or warranty in respect of which a claim may be brought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if a notice of claim of such breach shall have been given with reasonable specificity to the Party against whom such claim may be sought prior to such time, in which case the representation or warranty that is the subject of such claim shall survive with respect to such claim until such time as such claim is finally resolved; and (ii) any breach of representation or warranty in respect of which a claim may be brought by a Party that was caused as a result of fraud or intentional misrepresentation by another Party in connection with the transaction contemplated under this Agreement shall survive until the expiration of the applicable statute of limitations.

Section 7.2 Indemnification by the Company. The Company (the “Company Indemnifying Party”) agrees to, from and after the Closing, indemnify and hold harmless the Investor and its officers, directors, shareholders, accountants, legal counsel and Affiliates (collectively, the “Investor Indemnified Parties”) against any and all Losses actually incurred by the Investor Indemnified Party as a result of, or arising out of, (i) any breach of any representation or warranty made by the Company under Article II of this Agreement or (ii) any breach of any covenant or agreement by the Company contained in this Agreement.

Section 7.3 Indemnification by the Investor. The Investor (the “Investor Indemnifying Party”, and together with the Company Indemnifying Party, the “Indemnifying Party”) agrees to, from and after the Closing indemnify and hold harmless the Company and its officers, directors, shareholders, accountants, legal counsel and Affiliates (collectively, the “Company Indemnified Parties”, and together with the Investor Indemnified Parties, the “Indemnified Parties”) against any and all Losses actually incurred by any Company Indemnified Party as a result of, or arising out of, (i) any breach of any representation or warranty made by the Investor under Article III of this Agreement or (ii) any breach of any covenant or agreement by the Investor contained in this Agreement.

Section 7.4 Exclusive Remedy. Notwithstanding any other provision contained in this Agreement and other than with respect to fraud or intentional misrepresentation by a Party, from and after the Closing, the right to indemnity pursuant to this Article VII and the specific performance remedy referenced in Section 8.3 shall be the sole and exclusive remedies of any claims arising out of or resulting from any breach of any representation, warranty, covenant or agreement made in this Agreement.

Section 7.5 Calculation of Indemnification. Solely for purposes of determining the amount of Losses of an Indemnified Party (but not for determining whether a breach actually occurred) under this Article VII, any qualification or exception contained in the Indemnifying Party’s representations and warranties relating to materiality or Material Adverse Effect or any similar qualification or standard shall be disregarded, other than with respect to Section 2.11 (Absence of Certain Changes) and Section 2.14 (Material Contracts).

Section 7.6 Limitation on Liability. Except for any claims in respect of any fraud or intentional misrepresentation by the Indemnifying Party in connection with the transactions contemplated under this Agreement, Section 2.26 (Compliance Laws and CMS) or Section 4.11 (Compliance Requirements):

(a) the Indemnifying Party shall have no liability to any Indemnified Party unless and until the aggregate amount of Losses actually incurred by the Indemnified Parties exceeds US$3,410,260 (the “Threshold Amount”), in which case the Indemnifying Party shall be liable for all such Losses (including the Threshold Amount);

(b) the maximum aggregate liabilities of the Company Indemnifying Party pursuant to Section 7.2 shall be subject to a cap equal to, and shall not in any event be greater than, the Purchase Price actually received by the Company; and

(c) the maximum aggregate liabilities of the Investor Indemnifying Party pursuant to Section 7.3 shall be subject to a cap equal to, and shall not in any event be greater than the Purchase Price.

Section 7.7 Limitation on Compliance Liability. Notwithstanding anything to the contrary herein, the Investor shall not be entitled to bring any claim under this Agreement for any breach of Section 4.11 (Compliance Requirements) at any time (a) prior to the Closing Date or (b) after the earlier of (i) the termination of this Agreement in accordance with the terms herein and (ii) the date on which the Investor first ceases to meet after the Closing the 3% Threshold (as defined in the Investor Rights Agreement).

Section 7.8 Other Limitations. Notwithstanding anything herein to the contrary and except for any claims in respect of any fraud or intentional misrepresentation by the Indemnifying Party in connection with the transactions contemplated under this Agreement, the Indemnifying Party shall not be liable hereunder to any Indemnified Party for any matter (a) to the extent such Indemnified Party actually recovers an amount in respect of such matter, or from the circumstances out of which such matter arises, from any third party (including under any insurance policy) and only to the extent of such recovered amount, (b) to the extent such matter has arisen as a result of an act, omission, transaction or arrangement carried out at the written request or with the written approval of such Indemnified Party or its Representatives, (c) that is a contingent liability, unless and until such liability is actually due and payable, provided that in respect of such contingent liability, if such Indemnified Party has duly given a notice of claim prior to the expiration of any applicable survival periods under Section 7.1(a), then such Indemnified Party shall be deemed to have preserved its right and entitlement to be indemnified for such claim by the Indemnifying Party if and when the contingent liability becomes actually due and payable, (d) the liabilities arising out of which have been specifically provided for or reserved against in the Financial Statements and only to the extent of the amount so provided for or reserved against, or (e) that arises out of an action taken pursuant to any of the Transaction Documents to the extent such action was carried out in accordance with such Transaction Document(s). Any Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss, and no Indemnified Party shall be entitled to recover for any Loss based on substantially the same set of facts more than once.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 8.2 Dispute Resolution. Any dispute arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “HKIAC Rules”). The arbitral tribunal shall be constituted of three (3) arbitrators. The Company shall have the right to appoint one arbitrator, the Investor shall have the right to appoint the second arbitrator, and the third arbitrator shall be appointed by the HKIAC. The seat of arbitration shall be in Hong Kong. The language of arbitration shall be English. The award of the arbitration tribunal shall be final and binding upon the parties thereto. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. During the course of the arbitral tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication. Nothing in this Section 8.2 shall be construed as preventing any Party from seeking conservatory or interim relief (including injunction, specific performance or other similar or comparable forms of equitable relief) from any court of competent jurisdiction pending final determination of the dispute by the arbitral tribunal.

Section 8.3 Specific Performance. Each Party acknowledges that money damages may not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limitation to any other remedy or right it may have, the non-breaching Party will have the right to seek an injunction, temporary restraining order or other equitable or non-monetary relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

Section 8.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and other Transaction Documents and Collaboration Documents contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and all prior agreements, understandings, representations and warranties, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

Section 8.5 Successors and Assigns. This Agreement will be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties, and any assignment does not relieve the assigning Party of its obligations hereunder.

Section 8.6 No Third Party Beneficiary; No Partnership. A Person who is not a party to this Agreement shall not have any right under this Agreement, nor shall any such Person be entitled to enforce any provision of this Agreement. Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

Section 8.7 Expenses. Each Party will bear its own legal, accounting and other costs and expenses incurred by such Party in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 8.8 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the second Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, or (c) if given by electronic mail, when such electronic mail is sent. All notices hereunder to a Party shall be sent to the applicable address of such Party set forth below (or such other address as such Party may have notified the other Parties in writing not less than five (5) Business Days in advance):

If to the Company, to:

No. 8 Songgang Road, Changxing Street

Cencun, Tianhe District, Guangzhou

Guangdong 510640, China

Attention: Yeqing Zheng

Email:   [REDACTED]

with a required copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

3919 China World Center

1 Jianguomenwai Avenue

Beijing, 100004, China

Attention: Yang Wang

Facsimile: [REDACTED]

Email:   [REDACTED]

If to the Investor, to:

Building 1, No. 12 Qisheng Mid Street,

Chaoyang District, Beijing 100028, P. R. China

Attention: Mr. Stefan Mecha

Email:   [REDACTED]

with a required copy (which shall not constitute notice) to:

Clifford Chance LLP

25/F, HKRI Centre Tower 2, HKRI Taikoo Hui

288 Shi Men Yi Road

Shanghai 200041

The People’s Republic of China

Attention: Kelly Gregory / Virginia Lee

Email: [REDACTED]

If to the Investor Nominee, to:

Volkswagen Finance Luxemburg S.A.

19/21 route d’Arlon, Block B

L-8009 Strassen

Luxemburg

Attention: Mr. Frank Mitschke

Email: [REDACTED]

with a required copy (which shall not constitute notice) to:

Clifford Chance LLP

25/F, HKRI Centre Tower 2, HKRI Taikoo Hui

288 Shi Men Yi Road

Shanghai 200041

The People’s Republic of China

Attention: Kelly Gregory / Virginia Lee

Email: [REDACTED]

Section 8.9 Amendments and Waivers. This Agreement may be amended only with the written consent of each of the Investor and the Company. Any waiver of any provision of this Agreement must be in a written form duly executed by the Party against whom such waiver is to be enforced. Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon the respective successors and permitted assigns of the Parties.

Section 8.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

Section 8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 8.12 Severability. If any provision of this Agreement is found to be illegal, invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use their reasonable best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the Parties’ intent in entering into this Agreement.

Section 8.13 Confidentiality.

(a) The existence of the Transaction Documents and the Collaboration Documents and the terms and conditions of the transactions contemplated thereunder (collectively, the “Collaboration Terms”) are confidential information and shall not be disclosed by any Party to any third party except in accordance with the provisions set forth in this Section 8.13 or Section 4.6, provided that the following shall not be considered confidential information for purposes hereof: (i) any information that comes into the public domain other than by reason of a breach of the confidentiality obligations hereunder by such Party, (ii) any information that is already in the possession of such Party or its Representatives at the time the information was disclosed to such Party by or on behalf of the other Parties, (iii) any information acquired by such Party from a source other than the other Parties or its Representatives, which source, to the knowledge of the receiving Party, is not in breach of any obligation owed to any Person in respect of such disclosure, (iv) any information independently developed by such Party or its Representatives without using or making reference to any confidential information, and (v) any information agreed in writing by the other Parties not to be confidential.

(b) Notwithstanding Section 8.13(a), (i) in the event that any Party is requested by any Governmental Authority or becomes legally compelled (including, without limitation, pursuant to securities Laws and regulations or in connection with any legal, judicial, arbitration or administrative proceedings) to disclose any Collaboration Terms, such Party (the “Disclosing Party”) shall, to the extent practicable and permitted by applicable Laws, provide the Other Party (the “Non-Disclosing Party”) with prompt written notice of that fact and use reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties), at the Disclosing Party’s costs, a protective order (in any event without initiating any litigation or similar proceedings), confidential treatment or other appropriate remedy with respect to the information which is requested or legally required to be disclosed. In such event, the Disclosing Party shall furnish only that portion of the information which is requested or legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party, and (ii) each of the Company and the Investor may disclose the Collaboration Terms to its Representatives on a need-to-know basis, provided that (x) each such recipient shall either be subject to professional obligations to keep such information confidential or confidentiality obligations that are as restrictive as this Section 8.13 and that the Company or the relevant Investor, as applicable, shall be liable for any breach of confidentiality obligations by its recipients.

(c) The Company and the Investor acknowledge and agree that the Confidentiality Agreements shall continue in full force and effect in accordance with their terms, provided that in the event of any conflict between this Section 8.13 and the Confidentiality Agreements with respect to the confidentiality obligations regarding the Collaboration Terms, this Section 8.13 shall prevail.

Section 8.14 Headings and Schedules. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. The Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference.

Section 8.15 Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or”, “any” or “either” shall not be exclusive. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day). Unless otherwise expressly provided herein, any statute or law defined or referred to herein means such statute or law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 8.16 Several Liability. Notwithstanding anything to the contrary in this Agreement, the obligations and liabilities of the Investor and the Investor Nominee under this Agreement are several but not joint and neither Investor shall have any liability with respect to the compliance or non-compliance of the other Investor under this Agreement or any other Transaction Documents or Collaboration Documents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, The Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

COMPANY

XPENG INC.

By:	/s/ Xiaopeng He
Name:	Xiaopeng He
Title:	Director

IN WITNESS WHEREOF, The Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

INVESTOR

Volkswagen (China) Investment Co., Ltd. (大众汽车（中国）投资有限公司 )

By:	/s/ Ralf Brandstätter
Name:	Ralf Brandstätter
Title:	Chairman and CEO of
Volkswagen Group China

By:	/s/ Stefan Mecha
Name:	Stefan Mecha
Title:	CEO of Volkswagen China
Passenger Cars Brand
Head of Group Sales of Volkswagen
Group China

IN WITNESS WHEREOF, The Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

INVESTOR NOMINEE

Volkswagen Finance Luxemburg S.A.

By:	/s/ Frank Mitschke
Name: Frank Mitschke
Title: Managing Director

By:	/s/ Julie Roeser
Name: Julie Roeser
Title: Daily Business Manager

SCHEDULE 1

DEFINED TERMS

1. For purposes of this Agreement, the following terms shall have the meanings indicated:

“2023 General Mandate” means the general mandate that was granted to the directors of the Company under rule 13.36(2)(b) of the HKEX Listing Rules at the annual general meeting of the Company held on June 20, 2023, to allot, issue or deal with additional Class A Ordinary Shares not exceeding 20% of the total number of issued shares of the Company as at the date of such annual general meeting.

“ADSs” means American Depositary Shares, each of which represents two (2) Class A Ordinary Shares of the Company.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, Controls, is Controlled by or under common Control with such specified Person and, for the avoidance of doubt, includes a Subsidiary of such specified Person.

“AML Laws” means all anti-money laundering laws (including without limitation the US Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, the Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong) and the Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Chapter 615 of the Laws of Hong Kong), and the rules and regulations promulgated thereunder, as well as any other laws or regulations relating to money laundering or terrorism financing, including without limitation, financial record-keeping and reporting and Know-Your-Client (KYC)) that are applicable to the business and transactions of the Group Companies and their Affiliates (whether by virtue of place of incorporation or registration, principal place of business or otherwise), in each case as amended, re-enacted or replaced from time to time.

“Anti-Bribery Laws” means all anti-bribery or anti-corruption laws or regulations (including but not limited to laws and regulations relating to anti-corruption and anti-commercial bribery in China, the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, any laws intended to implement the UN Convention against Corruption, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions) that are applicable to any business or transactions of the Group Companies and their Affiliates (whether by virtue of place of incorporation or registration, principal place of business or otherwise), in each case as amended, re-enacted or replaced from time to time.

“Antitrust Laws” means all applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Beneficially Own” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in the Cayman Islands, the PRC, Hong Kong, Germany or New York are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Business Partners” means Government Entities, non-government customers, suppliers or distributors, owners, directors, managers or other employees of the entities identified above, entities or individuals known to be entrusted by Business Partners to handle relevant matters, entities or individuals that are reasonably likely to take advantage of the work position or influential power to exercise influence on the transactions between the Group Company and Business Partners.

“Class A Ordinary Shares” means the Class A ordinary shares of the Company, with par value US$0.00001 per share.

“Class B Ordinary Shares” means the Class B ordinary shares of the Company, with par value US$0.00001 per share.

“CMS” means compliance management system of an entity which is an integrated system comprised of written documents, policies, functions, processes, procedures, protocols, and tools that help the entity to comply with Compliance Laws in order to prevent, identify, mitigate and minimize risks of Compliance Violations.

“Collaboration Documents” means the Technical Framework Agreement and, if executed and delivered by the parties thereto as of the relevant time, the Platform and Software Collaboration Agreement.

“Company Bank Account” means a bank account in the name of the Company set forth in Schedule 2 hereto, or such other bank account in the name of the Company designated in writing by the Company at least five (5) Business Days prior to the Closing Date.

“Company Public Filings” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC and/or HKEX pursuant to applicable Laws and the rules and regulations of NYSE and HKEX, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, in each case, filed or furnished with the SEC and/or HKEX from time to time.

“Compliance Laws” means (i) Anti-Bribery Laws, (ii) the AML Laws, (iii) the Labor Protection Laws, and (iv) Human Rights Laws.

“Compliance Violation” means any violation of any Compliance Laws.

“Confidentiality Agreements” means collectively, (i) the Confidentiality Agreement, dated January 30, 2023, by and between Volkswagen (China) Investment Company Limited (大众汽车(中国)投资有限公司) and Guangdong Xiaopeng Automotive Technology Co., Ltd. (广东小鹏汽车科技有限公司) and (ii) the Confidentiality Agreement, dated May 11, 2023, by and between Volkswagen AG and Guangdong Xiaopeng Automotive Technology Co., Ltd. (广东小鹏汽车科技有限公司).

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power or authority to direct or cause the direction of the business, management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise. With respect to any Person, its “Affiliates” includes the Subsidiaries, whether directly or indirectly owned, that are controlled by it.

“CSRC” means the China Securities Regulatory Commission (中国证券监督管理委员会) or any of its successor governmental department that has a similar function and its applicable local counterpart.

“Encumbrances” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

“Environmental Law” means any Law relating to health, safety or the protection, clean-up or restoration of the environment or natural resources, including those relating to the use, distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairly Disclosed” means any fact, matter or circumstance which is disclosed with sufficient explanation and detail to enable a reasonable purchaser to identify the nature and scope of the particular fact, matter or circumstance.

“Financial Statements” means the audited financial statements (including any notes thereto) for the fiscal years ended December 31, 2020, 2021 and 2022 and the unaudited financial statements for the three months ended March 31, 2023, in each case contained in the Company Public Filings.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable Party or its Affiliates are listed.

“Government Entities” means (a) any national, provincial, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (b) any public international organization, (c) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition, or (d) any state-owned or state-controlled enterprise or other entity owned or controlled by any government, entity or organization described in clauses (a), (b) or (c) of this definition.

“Government Officials” means employees or officials of any government or any governmental department, agency or institution; employees or officials of any public international organization; persons acting officially on behalf of or in the name of a government, governmental agency or institution or department, or a public international organization; political parties or officials or candidates for political office; directors, officers, employees or officials of state-owned, state-controlled or state-operated enterprises; or close relatives (e.g., parents, children, spouse and parents-in-law), close friends and business partners of persons identified above.

“Group” means the Company and all of its Subsidiaries, collectively, and each is referred to individually as a “Group Company”.

“Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law.

“HKEX” means The Stock Exchange of Hong Kong Limited.

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

“Human Rights Laws” means the international human rights treaties set forth on https://www.ohchr.org/en/core-international-human-rights-instruments-and-their-monitoring-bodies (or such web page’s successor) and the German Supply Chain Act, to the extent they have been ratified and have the force of law in the applicable jurisdiction in which the relevant Group Company operates, in each case as amended, re-enacted or replaced from time to time.

“Incentive Plan” means any equity incentive plan, share purchase or share option plans of the Company, in each case, as duly approved by the Board or the shareholders of the Company and in effect from time to time established for the purpose of attracting and retaining employees, consultants, directors and other service providers of a Group Company, including any agreement or document entered into by the Company in connection with any award granted thereto. For the avoidance of doubt, this includes the equity incentive plan of the Company approved and adopted in June 2020, as amended and restated in June 2021, and as may be further amended, supplemented or modified from time to time.

“Intellectual Property Rights” means all Intellectual Property owned or used by a Group Company in the conduct of its business.

“Investor Group” means Volkswagen AG and all of its Subsidiaries, and each is referred to individually as an “Investor Group Company”.

“Investor Observer” has the meaning set forth in the Investor Rights Agreement.

“Labor Protection Laws” means the labor protection laws (including internationally recognized labor standards that have the force of law) in the applicable jurisdiction in which the relevant Group Company operates, in each case as amended, re-enacted or replaced from time to time.

“Law” means any order, law, statute, regulation, rule (including interpretive rules), ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by, or any stipulation or requirement of, or binding agreement with, any Governmental Authority, as in effect at the applicable time, including any rules promulgated by a stock exchange or regulatory body.

“Listing Committee” means the Listing Committee of the HKEX.

“Losses” means losses, claims, damages, expenses, fines, judgments and liabilities, of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss, but in any event, excluding (i) any losses, claims, damages, expenses or liabilities (including those arising out of any delay or failure to achieve any intended or desired outcome) in relation to or arising out of the proposed Platform and Software Collaboration (which will be exclusively governed by the Collaboration Documents and not this Agreement), other than any such losses, claims, damages, expenses or liabilities in relation to or arising out of a breach of any warranty or covenant under this Agreement by any Party to the extent such warranty or covenant specifically relates to the Collaboration Documents, and (ii) any punitive or exemplary damages.

“Material Adverse Effect” means any change, development, circumstance, fact or effect that individually or taken together with any other changes, developments, circumstances, facts or effects:

(a) has, or would reasonably be expected to have, a material adverse effect to the business, condition (financial or otherwise), assets, properties, liabilities, operations, solvency or results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute a Material Adverse Effect:

(i) any change, development, circumstance, fact or effect arising as a result of compliance with the terms and conditions of, or from the announcement of the transactions contemplated by, any Transaction Documents or Collaboration Documents;

(ii) any change, development, circumstance, fact or effect arising as a result of actions taken (or omitted to be taken) at the written request of or with the written consent of the Investor or its Affiliates;

(iii) any failure by the Company or any of its Subsidiaries to meet any internal projections or forecasts of the Company or such Subsidiary in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying facts and circumstances giving rise to or contributing to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or

(iv) other than to the extent such changes adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants that are in the smart electric vehicle industry and geographic regions in which the Group operates (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition): (X) any change, development, circumstance, fact or effect arising as a result of changes or developments occurring after the date hereof generally affecting the smart electric vehicle industry, or changes or developments in general economic, financial market or political conditions in one or more jurisdictions in which the Company and its Subsidiaries operate; (Y) any change, development, circumstance, fact or effect arising as a result of any changes occurring after the date hereof in applicable Law or the interpretation or enforcement thereof or in applicable accounting principles or the interpretation thereof applicable to the Group or of general application to the electric vehicle industry; and (Z) any change or effect as a result of any pandemic (including any escalation or recurrence thereof), earthquake, typhoon or other natural disaster, or any outbreak or escalation of hostilities of war or any act of terrorism (including cyberattacks); or

(b) is, or would reasonably be expected to be, materially adverse to the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which it is a party and to timely perform its obligations hereunder and thereunder.

“Mr. He” means Mr. Xiaopeng He, Chairman and Chief Executive Officer of the Company.

“NDRC” means the National Development and Reform Commission of the PRC.

“NYSE” means the New York Stock Exchange.

“Observer Appointment Letter” means an observer appointment letter between the Company and the Investor Observer in a form acceptable by the Investor and the Company.

“ODI Registration and Approvals” means the required registrations and filings with the NDRC and the Beijing Municipal Commerce Bureau (or the Shanghai Municipal Commission of Commerce, as the case may be) and the foreign exchange registration with a foreign exchange bank designated by the SAFE pursuant to the Administrative Measures on Overseas Investments (境外投资管理办法) effective as of October 6, 2014, the Opinions on Further Guiding and Regulating Outbound Investment (关于进一步引导和规范境外投资方向的指导意见) effective as of August 4, 2017, the Administrative Measures for the Outbound Investment by Enterprises (企业境外投资管理办法) dated December 26, 2017 and any other applicable rules and regulations of the PRC for outbound direct investments, in each case in respect of the Investor’s subscription of Purchased Shares hereunder.

“ODI Regulations” means the Administrative Measures on Overseas Investments (境外投资管理办法) effective as of October 6, 2014, the Opinions on Further Guiding and Regulating Outbound Investment (关于进一步引导和规范境外投资方向的指导意见) effective as of August 4, 2017, the Administrative Measures for the Outbound Investment by Enterprises (企业境外投资管理办法) dated December 26, 2017 and any other applicable rules and regulations of the PRC for outbound direct investments.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Ordinary Shares” means, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

“Permitted Encumbrances” means any (a) Encumbrances that result from any statutory or other Encumbrances for Taxes or assessments that are not yet due and payable or subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (b) regulations, permits, licenses, covenants, conditions, restrictions, easements, rights of way or other similar matters of record affecting title to real property, zoning, building and other similar restrictions that are not violated in any material respect by the current use or occupancy of the applicable real property, (c) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Encumbrances and other similar Encumbrances imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty and pursuant to which none of the Company and its Subsidiaries is in default, (d) with respect to real property, non-monetary Encumbrances or other minor imperfections of title to the extent such Encumbrances or imperfections of title do not materially impair the continued existing use and operation or value of the specific parcel or real estate to which they relate or the conduct of the business of the Group Companies as presently conducted; (e) rights of parties in possession incurred or made in the ordinary course of business consistent with past practice by the Company or its Subsidiaries, (f) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course consistent with past practice by the Company or its Subsidiaries, (g) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, in each case incurred or made in the ordinary course of business, (h) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case incurred or made in the ordinary course of business, or (i) Encumbrances securing indebtedness that are reflected in the Company Public Filings.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or a Governmental Authority or other agency or political subdivision thereof.

“Platform and Software Collaboration Agreement” means a definitive agreement by the Investor and the Company (and/or their respective Affiliates) in respect of the Platform and Software Collaboration.

“PRC” means the People’s Republic of China and solely for the purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Proceedings” means actions, claims, demands, judgment, awards, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings.

“Project Feasibility Study” means a feasibility study to be conducted by the Investor and/or its Affiliates to evaluate the technical and commercial feasibility of the use of the Platform, OS Connectivity Software and ADAS System (each as defined under the Framework Technical Agreement) for the development and production of the Volkswagen B BEVs in connection with the Platform and Software Collaboration.

“Public Company Accounting Oversight Board” means the Public Company Accounting Oversight Board of the United States of America.

“Qualified Investor Group Members” means a company the share capital of which is at least 90% directly or indirectly held by Volkswagen AG.

“Representatives” means, with respect to any Person, its Affiliates, and such Person’s and its Affiliates’ directors, officers, employees, agents, consultants, investment bankers, accountants, attorneys or financial advisors, bona fide prospective investors (other than prospective investors in the public market) and other representatives.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“Sanctioned Jurisdiction” means any country, region or territory that is the subject or the target of comprehensive Sanctions and Export Controls which widely prohibit dealings or transactions in, with or involving such country or territory (currently, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, Luhansk, Kherson, and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means any Person: (i) identified on the Specially Designated Nationals and Blocked Persons List, the Chinese Military-Industrial Complex Companies List, or other sanctions lists maintained by OFAC, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, and the Consolidated List of Financial Sanctions Targets in the United Kingdom; (ii) organized or resident in, or the government or any agency or instrumentality of the government of, any Sanctioned Jurisdiction; (iii) owned 50% or more or controlled by, or acting for or on behalf of, directly or indirectly, one or more Persons described in the foregoing clauses (i) or (ii); or (iv) otherwise the subject or target of economic or financial sanctions maintained by a Sanctions Authority.

“Sanctions and Export Controls” means any economic or financial sanctions or trade embargoes or export restrictive measures imposed and administered by a Sanctions Authority.

“Sanctions Authority” means: (i) the United Nations Security Council; (ii) the United States of America; (iii) the European Union and its member states; (iv) the United Kingdom; (v) the Cayman Islands; and (vi) the respective governmental institutions, departments, committees, agencies, or offices of the foregoing.

“Sanctions Event” means (i) the Company, any of its Subsidiaries or the Founder being included in any of the following lists: the Specially Designated Nationals and Blocked Persons List, the Chinese Military-Industrial Complex Companies List, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, and the Consolidated List of Financial Sanctions Targets in the United Kingdom, or any other list of Persons who are the subject of economic or financial sanctions published by a Sanctions Authority; (ii) the Company being included in any of the following lists: the Denied Persons List, the Military End User List, the Entity List maintained by the United States Department of Commerce, or any other list of Persons who are the subject of US export restrictions (excluding, for the avoidance of doubt, any such list that does not specifically name the Company but has the effect of restricting exports to the Company); (iii) the Company, any of its Subsidiaries, or the Founder otherwise becoming a Sanctioned Person; (iv) a Governmental Authority concludes that the Company or its Subsidiaries have, after the date of this Agreement, violated Sanctions and Export Controls and the Company or its Subsidiaries having received notice from such Governmental Authority of such conclusion; or (v) applicable Sanctions and Export Controls restrict the sharing of any goods, services, technologies or technical data by the Investor and its Affiliates with the Group Companies as contemplated under the Collaboration Documents and such restrictions would render the transactions contemplated under the Collaboration Documents not capable of being substantially implemented in a manner that would be compliant with Sanctions and Export Controls.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities” means (a) any Ordinary Share or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company; (b) any ADS, depository receipt or similar instrument issued in respect of Ordinary Shares; and (c) any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“SFC” means the Hong Kong Securities and Futures Commission.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (a) Beneficially Owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (b) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a variable-interest-entity structure or other, similar contractual arrangements, or (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“T&T” means Trinidad and Tobago.

“T&T AT Authority” means the Trinidad and Tobago Fair Trading Commission.

“Taobao Waiver” means the written waiver from Taobao China Holding Limited pursuant to the registration right agreement dated August 20, 2020 between the Company, Taobao China Holding Limited and certain other shareholders, in respect of the registration rights to be granted to the Investor.

“Tax” and “Taxes” means all U.S. and non-U.S. federal, state, local and foreign taxes (including, without limitation, income, franchise, property, sales, value added, withholding, payroll and employment taxes, or levies in similar nature), assessments, fees, duties, levies or other charges imposed or collected by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” means a report, return or other document (including any amendments thereto) required to be supplied to a Governmental Authority with respect to Taxes.

“Technical Framework Agreement” means the framework agreement on technical collaboration dated on or about the date hereof in respect of the Platform and Software Collaboration.

“Transaction Documents” means this Agreement, the Investor Rights Agreement, the Undertaking Agreements and any other documents as mutually designated by the Parties in writing as Transaction Documents from time to time.

“Undertaking Agreements” means the Founder-Investor Undertaking Agreement and the Founder-Company Undertaking Agreement.

“U.S.” means the United States of America.

“USD”, “US$” or “U.S. dollars” means the lawful money of the United States of America.

2. The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section
ADAS System	Section 2.13(b)
Agreement	Preamble
Closing	Section 1.3
Closing Date	Section 1.3
Collaboration Terms	Section 8.13(a)
Company	Preamble
Company Delayed Period	Section 4.5(d)(ii)
Company Disclosure Letter	Article II
Company Fundamental Warranties	Section 7.1(a)
Company Indemnified Parties	Section 7.3
Company Indemnifying Party	Section 7.2
Company Total Share Number	Section 1.2
Conditions Satisfaction Date	Section 1.3
Contract	Section 2.2(b)
Control Contracts	Section 2.1(c)
Covered Employee	Section 4.9
CSRC Filing	Section 2.3
Determination Date	Section 1.2
Disclosing Party	Section 8.13(b)
Founder	Recitals
Founder-Company Undertaking Agreement	Recitals
Founder-Investor Undertaking Agreement	Recitals
HKIAC	Section 8.1
HKIAC Rules	Section 8.1
Indemnified Parties	Section 7.3
Indemnifying Party	Section 7.3
Infringe	Section 2.20(d)
Intellectual Property	Section 2.20(a)
Investor	Preamble
Investor Indemnified Party	Section 7.2
Investor Indemnifying Party	Section 7.3
Investor Nominee	Preamble
Investor Nominee Assumption	Section 4.4(a)
Investor Rights Agreement	Recitals

Term	Section
Investor Warrantor	Article III
Long Stop Date	Section 6.1(b)
Material Assets and Properties	Section 2.16
Material Contracts	Section 2.14
OS Connectivity Software	Section 2.13(b)
Non-Disclosing Party	Section 8.13(b)
Party	Preamble
Per Share Purchase Price	Section 1.2
Permits	Section 2.13(c)
Platform	Section 2.13(b)
Platform and Software Collaboration	Recitals
Proceedings	Section 2.20
Purchase Price	Section 1.2
Purchase Share Number	Section 1.2
Purchased Shares	Section 1.2
Restricted Person	Section 4.9
Restricted Person	Section 4.10
Share Issuance	Section 1.1
T&T AT Approval	Section 5.1(e)
Threshold Amount	Section 7.6(a)
VIEs	Section 2.1(c)